Exhibit 3

1975 RESTATED

CERTIFICATE OF INCORPORATION

OF

CONTINENTAL MATERIALS CORPORATION

A Delaware Corporation

(Originally Incorporated July 30, 1954
as Continental Uranium, Inc.)

FIRST.  The name of the Corporation is CONTINENTAL MATERIALS CORPORATION.

SECOND.  The address of the Corporation’s registered office and the name of its registered agent at such address, are:

The Corporation Trust Company
100 West Tenth Street
Wilmington, New Castle County
Delaware 19801

THIRD.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH.  The total number of shares of stock which the Corporation shall have authority to issue is 12 million shares, consisting of ten million shares of Common Stock of the par value of l0c, amounting in the aggregate to $1,000,000.00, all shares of Common Stock alike to have the rights and privileges of Common Stock under the laws of the State of Delaware, without preference or priority of any one share over any other; and two million shares of Preferred Stock of the par value of l0c amounting in the aggregate to $200,000.00, said Preferred Stock to have such voting powers, full or limited, or to be without voting powers, and in such series (either one or more) and with such designations, preferences as to dividends, assets or otherwise and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof and subject to such conversion, exchange or redemption at such time or times, price or prices, rates or adjustments, as shall be stated in a resolution or resolutions providing for the issue of such stock adopted by the Board of Directors, the Board of Directors hereby expressly being granted the authority to fix from time to time by resolution or resolutions the designations, powers, preferences and rights and the qualifications, limitations or restrictions of such Preferred Stock.

FIFTH.  The Corporation hereby confers upon the directors the power to make, alter or repeal by-laws of the Corporation.

SIXTH.  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereinafter prescribed by statute, except as limited by any specific provisions of this Certificate of Incorporation, and all rights conferred upon stockholders herein are subject to this reservation.

SEVENTH.  (a) The number of directors of the Corporation shall be nine unless and until increased to a larger number by the by-laws, and thereafter shall be the number from time to time fixed by the by-laws, but not less than three.

(b)  The directors of the Corporation shall be divided into three classes whose terms of office shall expire at different times.  At the 1975 election of directors by stockholders, one class of such directors shall be elected for a one-year term, one class for a two-year term and one class for a three-year term.  At each succeeding annual meeting of stockholders, successors to the class of directors whose term expires in that year shall be elected for a three-year term.  If the number of such directors is changed, any increase or decrease in such number shall be apportioned among the classes so as to maintain the classes as nearly equal in number as possible, and any director added to any class shall hold office for a term which shall coincide with the term of such class.

A director shall hold office until the annual meeting for the year in which his term expires or until his successor is elected and qualifies; subject, however, to prior resignation, death or removal as provided by law.  Upon the resignation, death or removal of any director, the term of his successor shall be the same as that of the director who has so resigned, died or been removed.

(c)  No director may be removed except for cause.

(d)  Vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled by a majority of the directors then in office, even though less than a quorum.

Future amendments of the foregoing provision of this Article SEVENTH may be made only when and as duly authorized by the affirmative vote of the holders of not less than 66-2/3% of the stock issued and outstanding having voting power at a stockholders’ meeting duly called for that purpose.

EIGHTH.  The Board of Directors shall have the power to merge or consolidate the Corporation with another corporation or to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any corporation or corporations, as the Board of Directors shall deem expedient and for the best interests of the Corporation, but only when and as duly authorized by the affirmative vote of the holders of not loss than 66-2/3% of the stock issued and outstanding having voting power given at a stockholders’ meeting duly called for that purpose; provided, however, that the directors shall have the power to merge the Corporation with another corporation, without action by the stockholders to the extent and in the manner permitted from time to time by the laws of Delaware.

Future amendments of the foregoing provisions of this Article EIGHTH may be made only when and as duly authorized by the affirmative vote of the holders of not less than 66-2/3% of the stock issued and outstanding having voting power at a stockholders’ meeting duly called for that purpose.

NINTH.  Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

*                 *                 *

This Restated Certificate of Incorporation was duly adopted by the stockholders of the Corporation on May 28, 1975 in accordance with the provisions of Sections 245(c) of the General Corporation Act of Delaware.

CONTINENTAL MATERIALS CORPORATION

		By	/s/ William A. Ryan
William A. Ryan, President

ATTEST:	/s/ Sidney M. Gunther
Sidney M. Gunther, Secretary

I, the undersigned President of Continental Materials Corporation, hereby acknowledge that the above restatement is the act and deed of Continental Materials Corporation and that the facts stated therein are true.

/s/ William A. Ryan
William A. Ryan

STATE OF ILLINOIS)
)	SS.
COUNTY OF C O O K)

SUBSCRIBED AND SWORN to before me this 2nd day of July, 1975, by WILLIAM A. RYAN, President of Continental Materials Corporation.

/s/ Ruth Baron
Notary Public

CERTIFICATE OF AMENDMENT

OF

CONTINENTAL MATERIALS CORPORATION

4783-30

FILED

JAN 7,  1978  1PM

[ILLEGIBLE]

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

* * * * *

Continental Materials Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:  That the Board of Directors of Continental Materials Corporation, by unanimous written consent of its members, filed with the minutes of the Board, duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, That Article Fourth of the Certificate of Incorporation of the Company be amended to read as follows:

“The total number of shares of stock which the corporation shall have authority to issue is two million four hundred thousand shares, consisting of two million shares of common stock of the par value of 50c, amounting in the aggregate to $1,000,000.00, all shares of common stock alike to have the rights and privileges of common stock under the laws of the State of Delaware, without preference or priority of any one share over any other; and four hundred thousand shares of preferred stock of the par value of 50c amounting in the aggregate to $200,000.00, said preferred stock to have such voting powers, full or limited, or to be without voting powers, and in such series (either one or more) and with such designations, preferences as to dividends, assets or otherwise and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof and subject to such conversion, exchange or redemption at such time or times, price or prices, rates or adjustments, as shall be stated in a resolution or resolutions providing for the issue of such stock adopted by the Board of Directors, the Board of Directors hereby expressly being granted the authority to fix from time to time by resolution or resolutions the designations, powers, preferences and rights and the qualifications, limitations or restrictions of such preferred stock.”

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:  That this Certificate of Amendment of the Certificate of Incorporation shall be effective on June 12, 1978, at 8:00 a.m. E.D.T. When so effective, all of the corporation’s issued l0c par value common stock shall be converted into 50c par value common stock, on the basis of one share of 50c par value common stock for each five shares of l0c par value common stock. Holders of certificates for the corporation’s l0c par value common stock shall be entitled, upon surrender of such certificates, to receive in exchange therefor certificates representing the appropriate number of whole shares of the 50c par value common stock into which the shares of the l0c par value common stock represented by the surrendered certificates shall have been converted.  Until so surrendered, each issued certificate which before conversion represented shares of l0c par value common stock shall be deemed, for all corporate purposes, to evidence ownership of the whole number of shares of 50c par value common stock into which such shares of l0c par value common stock shall have been converted.  No certificates for fractional shares of the 50c par value common stock shall be issued in connection with the conversion of the l0c par value common stock.  In lieu thereof, the Board of Directors of the corporation shall cause each shareholder to be paid cash therefor as previously set forth in the corporation’s proxy statement dated April 24, 1978.

IN WITNESS WHEREOF, said Continental Materials Corporation has caused this certificate to be signed by Melvin Pollack, its Vice President, and attested by Peter A. Bauer, its Secretary, this 24th day of May, 1978.

CONTINENTAL MATERIALS CORPORATION

	By	/s/ Melvin Pollack
Melvin Pollack, Vice President

/s/ Peter A. Bauer
Peter A. Bauer, Secretary

877152165

FILED
CERTIFICATE OF AMENDMENT
JUN 1, 1978 9A.M.
OF	[ILLEGIBLE]
Secretary of State
CERTIFICATE OF INCORPORATION

OF

CONTINENTAL MATERIALS CORPORATION

Adopted in accordance with the provisions
of Section 242 of the General Corporation
Law of the State of Delaware

We, William A. Ryan, President and Joseph J. Sum, Secretary of Continental Materials Corporation, a corporation existing under the laws of the State of Delaware, do hereby certify as follows:

FIRST:  That the name of the corporation is Continental Materials Corporation.

SECOND:  That the Certificate of Incorporation of the corporation was filed by the Secretary of State of Delaware on the 30th day of July, 1954, and restated and filed by the Secretary of State of Delaware on July 8, 1975.

THIRD:  That the Certificate of Incorporation of said Corporation has been amended as follows, amending Article Fourth, Section l(a), and adding a new Article Tenth.

(See text attached as Appendix A and Appendix B respectively)

FOURTH:  That such amendments have been duly adopted in accordance with provisions of the General Corporation Law of the State of Delaware by the affirmative vote of the holders of a majority of all outstanding stock entitled to vote at a meeting of stockholders.

IN WITNESS WHEREOF, we have signed this certificate this 27th day of May, 1987.

CONTINENTAL MATERIALS CORPORATION

By	/s/ William A. Ryan
President

ATTEST:

/s/ Joseph J. Sum
Secretary

APPENDIX A

The following sets forth Article FOURTH, Section l(a), of the Company’s Certificate of Incorporation as amended in its entirety:

FOURTH.

Section 1.    General.

(a)   The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is three million four hundred thousand (3,400,000) shares, of which four hundred thousand (400,000) shares shall be preferred stock, par value $.50 per share, issuable in one or more series, and three million (3,000,000) shares shall be common stock, par value $.50 per share.

APPENDIX B

The following sets forth a new Article TENTH to the Company’s Certificate of Incorporation in its entirety:

TENTH:

Section 1.    Director Liability.   To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Section 2.    Indemnification.   To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, the Corporation shall indemnify and advance indemnification expenses on behalf of all directors and officers of the Corporation.

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 11:00 AM 06/04/1999
991224160 - 0478330

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
CONTINENTAL MATERIALS CORPORATION

Continental Materials Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:  The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article FOURTH of the Restated Certificate of Incorporation in its present form and substituting in lieu thereof the following:

FOURTH.

Section 1.

The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is three million four hundred thousand (3,400,000) shares, of which four hundred thousand (400,000) shares shall be preferred stock, par value $.50 per share, issuable in one or more series, and three million (3,000,000) shares shall be common stock, par value $.50 per share.

Section 2.

The shares of common stock shall have the rights and privileges of common stock under the laws of the State of Delaware, without preference or priority of any one share over any other.  The preferred stock shall have such voting powers, full or limited, or be without voting powers, and in such series (either one or more) and with such designations, preferences as to dividends, assets or otherwise and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof and subject to such conversion, exchange or redemption at such time or times, price or prices, rates or adjustments, as shall be stated in a resolution or resolutions providing for the issue of such stock adopted by the Board of Directors, the Board of Directors hereby expressly being granted the authority to fix from time to time by resolution or resolutions the designations, powers, preferences and rights and the qualifications, limitations or restrictions of such preferred stock.

Section 3.

(a)  At 6:00 p.m. (Eastern Time) on the effective date of this Certificate of Amendment (the “Effective Date”), each share of common stock held of record as of 6:00 p.m. (Eastern Time) on the Effective Date or held in the Corporation’s treasury as of such time shall be reclassified and converted, without further action on the part of the holder thereof, into one-fiftieth (1/50) of one share of common stock.  No fractional share of common stock shall be issued to any Nominal Holder (as defined below) upon such reclassification and conversion.  From and after 6:00 p.m. on the Effective Date, each Nominal Holder shall have no further interest as a stockholder in respect of any shares held of record by such Nominal Holder as of 6:00 p.m. (Eastern Time) on the Effective Date and, in lieu of receiving any fractional share, shall be entitled to receive, upon surrender of the certificate or certificates representing such shares held of record as of 6:00 p.m. (Eastern Time) on the Effective Date, the cash value of such fractional share.  Such cash value (the “Cash Value”) shall be an amount based on the average daily closing price per share of the common stock on the American Stock Exchange for the 10 trading days immediately preceding the Effective Date, without interest; provided, however, that if no shares of common stock have been traded on any such trading day the closing price per share of the common stock for such trading day shall be the average of the highest bid and lowest asked prices for the common stock for such trading day as reported by the American Stock Exchange.  As used herein, the term “Nominal Holder” shall mean a holder of record of less than 50 shares of common stock as of 6:00 p.m. (Eastern Time) on the Effective Date who would be entitled to less than one whole share of common stock in respect of such shares as a result of the reclassification and conversion provided for in this Section 3(a).

(b)  At 6:01 p.m. (Eastern Time) on the Effective Date, each share of common stock, par value $.50 per share, and any fraction thereof (excluding any interest in the Company held by a Nominal Holder converted into cash pursuant to Section 3(a) above) held by a holder of record of one or more shares of common stock as of 6:01 p.m. (Eastern Time) on the Effective Date or held in the Corporation’s treasury as of such time shall be reclassified and converted, without further action on the part of the holder thereof, into multiple shares of common stock on the basis of 100 shares of common stock, par value $.25 per share, for each share of common stock, par value $.50 per share, then held.

2

SECOND:  The foregoing amendment was duly adopted by the Board of Directors and the stockholders of the Corporation pursuant to the requirements of Section 242 of General Corporation Law of the State of Delaware.

THIRD:  This Certificate of Amendment shall become effective at 6:00 p.m. (Eastern Time) on June 7, 1999.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chairman of the Board and Chief Executive Officer and attested by its Secretary this 3rd day of June, 1999.

CONTINENTAL MATERIALS CORPORATION

	By:	/s/ James G. Gidwitz
James G. Gidwitz Chairman of the Board and Chief Executive Officer

ATTEST:

/s/ Mark S. Nichter
Mark S. Nichter
Secretary

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